Exhibit 10.29

                                                                10 November 1999

Mr. Robert Boyd, Vice President
Xiox Corporation
150 Dow Street
Manchester, New Hampshire 03101

Dear Mr. Boyd,

This letter is intended to lay out the various aspects of our discussions regarding the leasing of Space #302B by Xiox Corporation (hereinafter referred to as Xiox or Lessee) from One Dow Court, Inc. (hereinafter referred to as ODC or Lessor.) Space #302B is the same space that was formerly occupied by Xiox on the 3rd floor of ODC's building at 150 Dow Street in Manchester, New Hampshire. The space contains approximately 10,538 square feet of space.

Fit-up

In order for the space to be usable by Xiox, certain items of fit-up are required, as follows:

         a) Demolition and removal of the pre-fabricated offices, with the walls left standing refinished as needed.

         b) Repair of the floor tiles generally, and especially near the air conditioning unit located near column line #12.

         c)    Replacement of the existing carpeting with new carpeting.

         d) Closing in all three HVAC units completely, and providing ducted returns to reduce the noise from these units. Where the pre-fabricated offices are removed, diffusers will be installed to the existing ductwork.

         e)    Upgrading the lighting.

         f)    Constructing a lunchroom in the northwest corner of the space.

         g)    General clean-up and painting, as needed.

         h)    Installing voice and data cabling to tie into space 521A.

Working with Roger Blais Construction, LaFlamme Electric and New England Mechanical Associates, we jointly arrived at an estimated cost for these items of $34,000 (excluding item (h.)). Based on a guaranteed minimum lease term of two (2) years, as further discussed below,

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ODC will contribute one third of the fit-up expense, up to $10,000,  toward this total. Xiox, no later than 10 January 2000, is to pay one half the estimated remainder to ODC, namely $12,000, and is to pay for the balance when invoiced by ODC or directly by the contractors.

Based on maintaining occupancy for greater than two (2) years, this Lessee fit-up contribution will be credited as follows. In months 30, 36, 42, 48, 54 & 60, credits in the amount of one sixth of the Lessee contribution for the agreed upon work (estimated at $4,000 per credit, which is the maximum that will be allowed) will be applied towards the monthly rent invoice.

Term and Termination

The terms and conditions of the lease will be the same as those contained in the lease dated 18 November 1997 (11/18/97), as amended on 16 December 1997 (12/16/97), between Xiox and ODC, except for the following specific terms and conditions:

The formal date of occupancy for this space will be 1 January 2000 (1/01/00). This lease will terminate on 31 January 2005 (1/31/05) in accordance with the lease on space 521A unless terminated earlier based on the following provisions.

         A twelve (12) month written notice will be deemed acceptable by ODC if received from 12/31/00 to 5/31/02. Notice submitted by Xiox prior to 12/31/00 shall be received by ODC as of 12/31/00.

         A six (6) month written notice will be deemed acceptable by ODC if received from 6/30/02 onwards.

Based on approval from the contractors, Xiox will be permitted to occupy a portion of the space prior to the completion of the fit-up. Xiox agrees that it will not interfere with the work in progress, and acknowledges that it will accept the normal noise, dust, paint smells, traffic, etc. of construction while the work is in progress.

Parking

As part of the consideration for this lease, ODC agrees to provide to Xiox up to one hundred ten parking spaces located as follows:

         forty (40) leased from the City of Manchester in the Myrna Lot at the north end of 155 Dow Street, twenty (20) leased from the City of Manchester at metered parking spaces in the Millyard (where available,) and fifty (50)spaces in the new lot planned to be constructed by ODC in the strip of land immediately east of and adjacent to the railroad tracks between Brook Street and Kidder Street.


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The rent will be adjusted  downward if the actual mix of parking leased from the
City includes more metered parking and fewer Myrna lot spaces. To the extent that Xiox initially requires less than one hundred ten (110) spaces, ODC will only lease the amount required and will adjust the rent equitably. Additional spaces will be added, as required by Xiox, in increments of ten spaces, with the rent increased equitably.

Until 1 July 2000 (7/1/00) or the date of availability of the fifty spaces in the lot adjacent to the railroad tracks, ODC will lease spaces from the City of Manchester in the Bedford Street lot, as required by Xiox, up to the fifty space requirement. In the event that the parking area adjacent to the railroad tracks is not available as of 1 July 2000 (7/01/00), when the Bedford lot will become no longer available, ODC (a.) will pursue additional adjacent street or lot space for the interim period at similar cost or (b.) will lease space in the Wall Street Tower parking garage, as required by Xiox up to the maximum of fifty
(50) parking spaces, and the incremental additional cost for those spaces, currently estimated at $22.50 per space per month over the $22.50 per month planned cost of the railroad parking, will be split between ODC and Xiox.

The current rate for leasing parking spaces from the City of Manchester is $25.00 per space per month for the Myrna lot and $22.50 per space per month for metered spaces. In the event that these charges are increased, ODC and Xiox will share equally in the increase up to a total of $2.50 per space per month each. All additional charges in excess of $5 per month for these spaces will be the responsibility of Xiox. Should ODC arrange to lease additional spaces, at the request of Xiox, all charges for those spaces will be the responsibility of Xiox.

In addition, ODC agrees to assign three (3) additional spaces in front of 150 Dow Street and five (5) spaces in the rear of 150 Dow Street for the exclusive use of Xiox during the term of this lease. At such time as Xiox is no longer occupying and/or paying rent on Space #302B, these additional eight (8) spaces shall no longer be assigned to Xiox.

Parking spaces assigned based on the lease for Space # 521A shall be unaffected by the provisions of this agreement. These include the ten (10) assigned spots adjacent to the building and the unlimited use of the lot between Dow Street and Langdon Street above Gold's Gym.

Rent

Rent for Space #302B will be $68,497 per year (or $5,708.08 per month) for the term of the lease through 31 January 2005 (1/31/05). This amount will be adjusted equitably, in accordance with the terms of the above, and in accordance with increases or decreases in the amount of parking required by Xiox. In no circumstance shall the annual rent decrease below $42,152 (or $3,512.67 per month.)

If Xiox shall have maintained its lease of Space #302B for the full term contemplated through 31 January 2005 (1/31/05), Xiox shall have the option, by giving six months' advance notice, no later than 31 July 2004 (7/31/04), to renew this lease for a seven year term through 31 January 2012 (1/31/12). The rent for the renewal term will be based on an annual rent of $73,766 plus a cost-of-living adjustment calculated as is provided in the lease dated 18 November 1997 (11/18/97). If the number of parking spaces is adjusted from those contemplated above, the base rent for the renewal term of the lease will be equitably adjusted accordingly.

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While this additional lease remains in effect, Xiox will be responsible for 9.1%
of the increases in property taxes, heat and insurance costs, as provided in the lease dated 18 November 1997. Should Xiox terminate this additional lease prior to the expiration of the underlying lease on space 521A, the percentage responsibility shall revert to the 5.9% figure in the underlying lease.

During the term of this agreement, ODC shall provide Xiox with information on additional space becoming available within the building through non-renewal of existing leases, early terminations, or current tenant sublet desires. Without restricting the limitations, terms and conditions of any such offer, ODC agrees to offer to Xiox the entire space becoming available prior to actively marketing the space.

By signing below, Xiox acknowledges and agrees to the terms and conditions of this letter and agrees that it is to be treated as an amendment to the lease dated 18 November 1997 (11/18/97).

Thank you very much.

                                                     Sincerely yours,


                                                     /s/ RALPH P. SIDORE
                                                    ----------------------------
                                                     Ralph P. Sidore
                                                     Property Manager

Xiox Corporation

Acknowledged and Agreed:

    /s/   ROBERT BOYD                    11/12/99
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          Signature                         Date

          ROBERT BOYD              VP OPERATIONS
 -----------------------------------------------
          Printed Name                     Title


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